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Commodity Exchange Traded Notes

Filed pursuant to Rule 433
Registration Statement 333-137902
Dated June 2, 2009



Description

The PowerShares DB Commodity Double Long Exchange Traded Note (Symbol: DYY), PowerShares DB Commodity Long Exchange Traded Note (Symbol: DPU), PowerShares DB Commodity Short Exchange Traded Note (Symbol: DDP) and PowerShares DB Commodity Double Short Exchange Traded Note (Symbol: DEE) (collectively, the "PowerShares DB Commodity ETNs") are the first United States exchange traded products that provide investors with a cost-effective and convenient way to take a long, short or leveraged view on the performance of a broad-based commodity index.

All of the PowerShares DB Commodity ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index™ (the "Index") which is designed to reflect the performance of certain wheat, corn, light sweet crude oil, heating oil, gold and aluminum futures contracts plus the returns from investing in 3 month United States Treasury Bills. The Long and Double Long ETNs are based on the Optimum Yield™ version of the Index and the Short and Double Short ETNs are based on the standard version of the Index. The Optimum Yield™ version of the Index attempts to minimize the negative effects of contango and maximize the positive effects of backwardation by applying flexible roll rules to pick a new futures contract when a contract expires. The standard version of the Index, which does not attempt to minimize the negative effects of contango and maximize the positive effects of backwardation, uses static roll rules that dictate that an expiring futures contract must be replaced with a contract having a pre-defined expiration date.

Investors can buy and sell PowerShares DB Commodity ETNs at market price on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees. Investors may redeem PowerShares DB Commodity ETNs in blocks of no less than 200,000 securities and integral multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement which include a fee of up to $0.03 per security.

Fact Sheet
Prospectus

Index History (%)[1]

DEE Financial Details

Ticker: DEE	
Last Update	02-Jun-2009 11:50 AM
Price	Not Available
DEE Index Level*	370.91264
Indicative Intra-day Value**	54.78
Last end of day Value***	54.64129
Last date for end of day Value	01-Jun-2009
Data Source: www.nyse.com (Data delayed 20 minutes)	

* Indicative intra-day and Index closing
** Indicative intra-day value of the DEE
*** Last end of day DEE RP

DYY Financial Details

Ticker: DYY	
Last Update	02-Jun-2009 11:50 AM
Price	N.A.
DYY Index Level*	464.74466
Indicative Intra-day Value**	7.82
Last end of day Value***	7.85733
Last date for end of day Value	01-Jun-2009
Data Source: www.nyse.com (Data delayed 20 minutes)	

* Indicative intra-day and Index closing
** Indicative intra-day value of the DYY
*** Last end of day DYY RP

DDP Financial Details

Ticker: DDP	
Last Update	02-Jun-2009 11:50 AM
Price	Not Available
DYY Index Level*	370.91264
Indicative Intra-day Value**	39.78
Last end of day Value***	39.73553
Last date for end of day Value	01-Jun-2009
Data Source: www.nyse.com (Data delayed 20 minutes)	

* Indicative intra-day and Index closing
** Indicative intra-day value of the DDP
*** Last end of day DDP RP

DPU Financial Details

Ticker: DPU
Last Update                       02-Jun-2009
                                  11:50 AM
Price                             Not Available
DPU Index Level*                  464.74466
Indicative Intra-day              15.43
Value**
Last end of day                   15.47203
Value***
Last date for end                 01-Jun-2009
of day Value
Data Source: www.nyse.com
(Data delayed 20 minutes)

 * Indicative intra-day and Index closing

 ** Indicative intra-day value of the DPU

*** Last end of day DPU RP

Long Index Weights

As Of: 01-Jun-2009
Commodity                          Contract Expiry Date       Weight %
Light Crude                             22-Jun-2009             35.83
Heating Oil                             28-May-2010             16.4
Corn                                    14-Dec-2009             11.96
Gold                                    28-Apr-2010             13.25
Aluminium                               18-Nov-2009             8.98
Wheat                                   14-Jul-2009             13.58

Short Index Weights

       As Of: 01-Jun-2009
            Commodity           Contract Expiry Date        Weight %
Aluminium                            16-Dec-2009              9.78
Corn                                 14-Dec-2009             13.22
Gold                                 29-Dec-2009             14.78
Heating Oil                          30-Jun-2009              18.2
Light Crude                          22-Jun-2009             29.28
Wheat                                14-Dec-2009             14.75

DB Commodity ETN and Index Data
DB Commodity ETN Symbols
Commodity Double Short                      DEE
Commodity Double Long                       DYY
Commodity Short                             DDP
Commodity Long                              DPU
Unit Price at Listing
Commodity Double Short                      $25.00
Commodity Double Long                       $25.00

(1)Index history is for illustrative purposes only and does not represent actual PowerShares DB Commodity ETN performance. Index history is based on a combination of the monthly returns from the relevant commodity index plus the monthly returns from the DB 3-Month T-Bill Index (the "T Bill Index"), resetting monthly as per the formula applied to the PowerShares DB Commodity
ETNs, less the investor fee. Index history for the Long and Double Long ETNs is based on the Deutsche Bank Liquid Commodity Index - Optimum Yield", and index history for the Short and Double Short Commodity ETNs is based on the standard version of the Deutsche Bank Liquid Commodity Index (collectively, the
"Commodity Indexes") . The Commodity Indexes are intended to reflect changes in the market value of certain commodity futures contracts based on crude oil, heating oil, corn, wheat, gold and aluminum. The T-Bill Index is intended to approximate the returns from investing in 3-month United States Treasury bills on a rolling basis.

An investment in the DB Commodity ETNs involves risks, including possible loss of principal. For a description of the

Contact Information

Any questions please
call 1-877-369-4617

Commodity Short                          $25.00
Commodity Long                           $25.00
Intraday Intrinsic Value Symbols
Commodity Double Short                   DEEIV
Commodity Double Long                    DYYIV
Commodity Short                          DDPIV
Commodity Long                           DPUIV
Inception Date                           4/28/08
Maturity Date                            4/01/38
DB Optimum YieldTM                       DBLCOYER
Commodity Index Symbol
DB Standard Commodity                    DBLCMACL
Index Symbol

Commodity Short	$25.00
Commodity Long	$25.00
Intraday Intrinsic Value Symbols	
Commodity Double Short	DEEIV
Commodity Double Long	DYYIV
Commodity Short	DDPIV
Commodity Long	DPUIV
Inception Date	4/28/08
Maturity Date	4/01/38
DB Optimum Yield™ Commodity Index Symbol	DBLCOYER
DB Standard Commodity Index Symbol	DBLCMACL

Risks[2]

- Non-principal protected
- Leveraged losses
- Subject to an investor fee
- Limitations on repurchase
- Concentrated exposure to commodities

Benefits

- Leveraged and short notes
- Low Cost
- Intraday access
- Listed
- Transparent
- Tax treatment[3]

Issuer Details

Deutsche Bank AG, London Branch Long-term Unsecured Obligations**

S & P Rating	A+
Moody's Rating	Aa1

main risks, see "Risk Factors" in the applicable pricing supplement.

Index history does not reflect any transaction costs or expenses. Indexes are unmanaged and you cannot invest directly in an index. **PAST PERFORMANCE DOES NOT GUARANTEE FUTURE RESULTS.**

[2]The PowerShares DB Commodity ETNs are not rated but rely on the ratings of their issuer, Deutsche Bank AG, London Branch. Credit ratings are subject to revision or withdrawal at any time by the assigning rating organization, which may have an adverse effect on the marketability or market price of the PowerShares DB Commodity ETNs.

An investment in the PowerShares DB Commodity ETNs involves risks, including possible loss of principal. For a description of the main risks, see "Risk Factors" in the applicable pricing supplement. Not FDIC Insured — No Bank Guarantee — May Lose Value.

The PowerShares DB Commodity ETNs are senior unsecured obligations of Deutsche Bank AG, London Branch that are linked to the Index. The rating of Deutsche Bank AG, London Branch does not address, enhance or affect the performance of the PowerShares DB Commodity ETNs other than Deutsche Bank AG, London Branch's ability to meet its obligations. The PowerShares DB Commodity ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the PowerShares DB Commodity ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity and leveraged losses. Investing in the PowerShares DB Commodity ETNs is not equivalent to a direct investment in the Index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your PowerShares DB Commodity ETNs even if the value of the relevant index has increased. If at any time the redemption value of the PowerShares DB Commodity ETNs is zero, your investment will expire worthless. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the PowerShares DB Commodity ETNs. Sales in the secondary market may result in losses. An investment in the PowerShares DB Commodity ETNs may not be suitable for all investors.

The PowerShares DB Commodity ETNs are concentrated in commodity futures contracts. The market value of the PowerShares DB Commodity ETNs may be influenced by many unpredictable factors, including, among other things, volatile prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions.

The PowerShares DB Commodity Double Long ETN and PowerShares DB Commodity Double Short ETN are both leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

[3]Deutsche Bank AG, London Branch, Invesco PowerShares and their affiliates do not provide tax advice, and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax related penalties and (ii) was written to support the promotion or marketing of the transactions or matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents filed by Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting dbfunds.
db.com or EDGAR on the SEC website at www.sec.gov. Alternatively, you may request a prospectus by calling 800.983.0903, or you may request a copy from any dealer participating in this offering.

Certain marketing services may be provided for these products by Invesco Aim
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management
LLC. Neither firm is affiliated with Deutsche Bank.

PowerShares(R) is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC and Invesco Aim
Distributors, Inc. are indirect, wholly owned subs idiaries of Invesco Ltd.

An investor should consider the PowerShares DB Commodity ETNs' investment objective, risks, charges and expenses carefully before investing.

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